Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 14th day of July 2010, between Joseph F. McGuire (“Executive”) and FNDS3000 Corp, a Delaware corporation (the “Company”).

WHEREAS, the Company has employed Executive from July 17, 2008, and such employment was the subject of an employment agreement dated the 15th day of October, 2008, and

WHEREAS, the Company and the Executive now desire and agree to enter into a new contractual arrangement,

NOW, THEREFORE, in consideration of the promises and mutual agreements hereafter set forth, and upon the terms and conditions contained in this Agreement, Executive and the Company hereby agree to set aside and revoke all previous employment understandings including, without limitation, the aforementioned contract dated October 15, 2008, and enter into a new employment contract as follows:

1. Certain Definitions.

“Business of the Company” shall at any time mean any line of business then engaged in, or planned to be engaged in by the Company or any of its affiliates and subsidiaries.

“Common Stock” shall mean the common stock of the Company.

“Corporate Transaction” shall mean (A) any merger or consolidation of the Company with another entity, whether or not the Company is the continuing or surviving entity, in which fifty percent (50%) or more of the Company’s voting capital stock is transferred to holders different from persons or their affiliates who held the stock immediately prior to such transaction or (B) any sale of all or substantially all of the Company’s assets to another entity or person of which fifty percent (50%) or more of the capital stock is held by holders different from persons or their affiliates who hold voting capital stock of the Company.

All other capitalized terms used herein are defined in other provisions of this Agreement.

2. Duties.

2.1 Capacity. Executive shall serve as Chief Financial Officer of the Company reporting to the Chief Executive Officer and President and shall perform such customary, appropriate and reasonable executive duties as are usually performed by a Chief Financial Officer or as may be delegated to him from time to time by the Chief Executive Officer and President. Executive shall principally perform his duties hereunder at the executive offices of the Company in Jacksonville, Florida. Executive shall serve in the same employee position set forth in this Section 2.1 to the extent set forth in this Section 2.1 of any successor entity or holding company resulting from a reorganization of the Company other than a Corporate Transaction.

Joseph F. McGuire Employment Agreement

3. Cash Compensation and Benefits.

3.1 Salary. Executive shall be paid an annual base salary of One Hundred and Thirty Thousand Dollars ($130,000. Such base salary shall be subject to increase from time to time in the sole discretion of the Chief Executive Officer and President and based on Executive’s performance and that of the Company. Notwithstanding theaforesaid, Executive recognizes and agreed that at the time of this agreement, the Company is experiencing a necessity to reduce cash outflows from overhead, and several US-based executive management have accepted reductions of salary until Company is in a stronger cash situation, and that as part of these reductions Executive’s salary is reduced to $120,250, and will remain so until all or substantially all salaries are normalized.

3.2 Annual Bonus. Commencing with the Executive’s employment and for each fiscal year of the Company thereafter during the Term, the Executive shall be eligible to participate in any bonus arrangement designated for executive management in addition to his Base Compensation, to the degree that such arrangement is determined and awarded in the sole discretion of the Board (or compensation committee thereof).

3.3 Benefits. In addition to the Base Compensation and any Annual Bonus, Executive shall further be entitled to participate in any employee benefits programs, including without limitation any medical and dental plans, offered generally from time to time to senior management employees of the Company to the extent Executive qualifies for participation under such programs.

3.4 Business Expenses. The Company shall pay the reasonable and necessary business expenses incurred by Executive in performing his duties hereunder in accordance with such policies regarding employee expenses generally as the Company may have in effect from time to time.

3.5 Vacation and Holidays. Executive shall be entitled to fully paid vacation time of four (4) weeks per calendar year. In addition, Executive shall be entitled to all holidays provided under the Company’s regular holiday schedule.

3.6 Severance Compensation.

(a) If Executive’s employment with the Company is terminated by the Company without Cause at any time prior July 17, 2011, Executive shall receive from the Company severance pay in an amount equal to his then-current Base Compensation in effect at the time of such termination through either September 30 , 2011 or twelve (12 months from the date of notice, whichever is greater, in a lump sum payable no later than the termination date and (ii) all unpaid benefits such as accrued vacation, and (iii) all outstanding expenses, and (iv) any declared but unpaid Annual Bonus.

If Executive’s employment with the Company is terminated by the Company by virtue of the

Joseph F. McGuire Employment Agreement

expiration of this Agreement on July 17, 2011, Executive shall be entitled to continue to receive from the Company severance pay in an amount equal to the greater of his then-current Base Compensation in effect at the time of such termination through July 17, 2011 in accordance with the Company’s general payroll practices; and (ii) any declared but unpaid Annual Bonus

4. Stock Options.

4.1 Stock Option Grants. Notwithstanding anything to the contrary in any other agreement or document, Company stipulates, by execution of this agreement, that all options heretofore granted to Executive, which options as of this date aggregate to 1,500,000, shall be fully vested. Furthermore, Executive shall be entitled to participate in any stock option grants made by Company to senior management to the extent determined by the CEO, the Board of Directors and the Compensation Committee, in their sole discretion.

Joseph F. McGuire Employment Agreement

5. Confidentiality.

5.1 Confidentiality. Executive shall not, directly or indirectly, publish, disclose or use, or authorize anyone else to publish, disclose or use, any secret or confidential matter, or proprietary or other information not otherwise available in the public domain relating to any aspect of the operations, activities, or obligations of the Company, including, without limitation, any confidential material or information relating to the Company’s business, customers, suppliers, arrangements with Practitioners, trade or industrial practices, trade secrets, technology, know-how or intellectual property. All records, files, data, documents and the like relating to suppliers, customers, costs, prices, systems, methods, personnel, equipment and other materials relating to the Company shall be and remain the sole property of the Company. Upon termination of Executive’s employment with the Company, Executive shall not remove from the Company’s premises or retain any of the materials described in this Section 5.1 without the prior written consent of the Company, and all such materials in Executive’s possession shall be delivered promptly to the Company.

5.2 Survival and Company Definition. This Section 5 shall survive the termination of the Executive’s employment with the Company, irrespective of the reason therefore. For purposes of this Section 5, the term “Company” shall include all affiliates and subsidiaries.

5.3 Remedies. The Executive acknowledges that the services to be rendered by the Executive are of a special, unique and extraordinary character and, in connection with such services, the Executive will have access to confidential information vital to the Company’s business. By reason of this access, the Executive consents and agrees that if the Executive violates any of the provisions of this Section 5, the Company shall be entitled, without the need to show actual damages, to an injunction and a temporary restraining order from any court of competent jurisdiction restraining the Executive from committing or continuing any such violation of this Agreement. The Executive acknowledges that damages at law would not be an adequate remedy for violation of this Section 5, and the Executive therefore agrees that the provisions of this Agreement may be specifically enforced against the Executive in any court of competent jurisdiction. The rights, powers and remedies of the Company under this Agreement are cumulative and not exclusive of any other right, power or remedy which the Company may have under any other agreement or by law.

6. Term and Termination.

6.1 Term. With respect to the Executive’s employment period (the “Employment Period”), the term of this Agreement shall terminate July 17, 2011. After such Employment Period, the Chief Executive Officer in his or her discretion may extend the term with Executive’s consent. The initial term and any term established after July 17, 2008, is each referred to as a “Term,” and, for purposes of Section 3.6, severance payments through the end of the Term means through the end of the applicable Term in which Executive is terminated.

Joseph F. McGuire Employment Agreement

6.2 Death. This Agreement shall terminate automatically upon Executive’s death and upon complete payment to Executives estate all accrued and unpaid Base Compensation including amounts due as earned but unpaid Annual Bonus and any unpaid travel expenses and PTO due.

6.3 Disability. In the event that Executive, because of accident, disability or physical or mental illness, is incapable of performing his usual duties hereunder, the Company shall have the right to terminate Executive’s employment. For purposes of this Section 6.3, Executive shall be deemed to have become incapable of performing his usual duties hereunder if the Board shall determine that Executive is, by reason of any medically-determinable physical or mental impairment expected to result in death or to be of continuous duration of not less than six (6) consecutive months or more, unable to perform his usual duties for the Company. If Executive’s employment hereunder is terminated pursuant to this Section 7.3, the Company shall pay to Executive, (i) one year of his then current Base Compensation as his sole and exclusive right and remedy under this Agreement (ii) all accrued and unpaid Base Compensation through the date of termination pursuant to this Section 7.3, (iii) any earned but unpaid Annual Bonus.

6.4 Cause and Voluntary Termination. The Company shall have the right to terminate this Agreement and Executive’s employment hereunder for Cause. Cause” shall mean any of the following occurrences: (1) Executive’s conviction of (A) a felony or (B) another serious crime involving material harm to the standing or reputation of the Company; (2) Executive’s gross negligence or willful misconduct in the performance of his duties for the Company which causes or may cause material harm to the Company; (3) conduct by the Executive which brings the Company into public disgrace or disrepute, including, without limitation, dishonesty and fraud; or (4) a material breach by Executive of any of the terms or conditions of this Agreement or any other agreement between the Company and the Executive, which, if curable, is not cured to the Company’s reasonable satisfaction within thirty (30) days of written notice thereof The Executive shall have the right to voluntarily terminate this Agreement at any time upon thirty (30) days prior written notice. If Executive voluntarily terminates his employment hereunder or the Company terminates Executive’s employment for Cause, the Executive’s sole and exclusive right and remedy hereunder shall be the right to receive his Base Compensation through the date of such termination only and the Company shall have no responsibility for the payment of any other compensation or benefits to the Employee for any time period subsequent to such termination, including, without limitation, any Annual Bonus or other employee benefits. Nothing herein shall affect the Company’s obligation to provide benefits as required by COBRA or any other applicable federal or state law.

6.5 Termination Without Cause. The Company may terminate Executive’s employment with the Company pursuant to this Agreement without cause by giving written notice to Executive at least sixty (60) days prior to the effective date of such termination, subject to the provisions of Section 3.6.

Joseph F. McGuire Employment Agreement

7. Miscellaneous.

7.1 Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the parties hereto and their heirs, executors, legal representatives, successors and assigns. Neither party shall have the right to assign its obligations, or all or any portion of their rights or interests under this Agreement without the prior written consent of the other party hereto, and any attempt to do so will be null and void; provided, that the Company shall have the right to assign this Agreement in connection with any Corporate Transaction.

7.2 Notices. Any notice, request, demand or other communication required or permitted by this Agreement shall be in writing and shall be deemed to have been properly given upon the earlier of receipt or five (5) days after being sent by certified or registered mail with postage prepaid, return receipt requested, addressed to the parties as follows:

If to Executive:	Joseph F. McGuire
1570 River Trace Drive
Orange Park, Florida 32003

If to Company:	FNDS3000 Corp
4651 Salisbury Road
Jacksonville , FL 32256
Attention: Chief Executive Officer/President

Only giving written notice of such change in the manner provided herein for giving notices may change the addresses for purposes of this Section 7.2.

7.3 Withholding. Executive hereby agrees to make appropriate arrangements with the Company for the satisfaction of all Federal, State or local income tax withholding requirements and Federal social security employee tax requirements applicable to this Agreement.

7.4 Governing Law, Venue and Attorney Fees. This Agreement is made and entered into and is to be governed by the laws of the State of Florida applicable to agreements made within such State, without regard to the conflicts of law principles of such State. The Venue for all purposes in connection with this Agreement shall be the County of Duval, State of Florida. In the event any party hereto reasonably retains counsel for the purpose of enforcing or preventing the breach of this Agreement or any provision hereof, including, but not limited to, instituting any action or proceeding to enforce any provision hereof, for damages by reason of any alleged breach of any provision hereof, for a declaration of such party’s rights or obligations hereunder, for an action seeking injunctive relief to enforce any provision herein, or for any other judicial remedy, then the prevailing party shall be entitled, in addition to such other relief as may be granted, to be reimbursed by the non-prevailing party for all costs and expenses incurred thereby, including reasonable attorney’s fees.

Joseph F. McGuire Employment Agreement

7.5 Waiver. The failure of either party at any time to require performance by the other party of any provision hereof shall not affect in any way the full right to require such performance at any time thereafter, nor shall a waiver by either party of a breach of any provision hereof be taken or held to be a continuing waiver of such provision, or waiver of any other breach under any other provision of this Agreement.

7.6 Captions. The captions of the sections referenced herein are inserted as a matter of convenience only and in no way define, limit, or describe the scope of this Agreement or any provisions hereof.

7.7 Entire Agreement. This Agreement and any Exhibits hereto set forth the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior contracts, agreements, arrangements, communications, discussions, representations and warranties, whether oral or written, between the parties with respect to such subject matter, including, without limitation, the Employment Agreement dated October 15 2008. This Agreement may be amended only by a written instrument signed by both parties hereto making specific reference to this Agreement and expressing the plan or intention to modify it.

7.8 Severability. If any provision of this Agreement shall be adjudicated to be invalid, ineffective or unenforceable, the remaining provisions of this Agreement shall not be affected thereby. The invalid, ineffective and unenforceable provision shall, without further action by the parties, be automatically amended to effect the original purpose and intent of the invalid, ineffective or unenforceable provision; provided, that such amendment shall apply only with respect to the operation of such provision in the particular jurisdiction with respect to which such adjudication is made.

Joseph F. McGuire Employment Agreement

7.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together will constitute one and the same Agreement.

7.10 No Conflict. Executive covenants and represents that he is not a party to any agreement or understanding which impairs or prohibits his ability to enter into and perform services under this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

FNDS3000 CORP

By:	/s/ John Watson
John Watson – Executive Vice President

/s/ Joseph F. McGuire
Joseph F. McGuire – Chief Financial Officer